Exhibit 10.7

Terms of Employment of Lisa Klinger

1.	Executive Vice President and Chief Financial Officer – reporting to Craig Carlock, President and Chief Executive Officer. The Vice Presidents of Finance and Business Strategy/IT will report directly to Ms. Klinger.

2.	Starting date of March 23, 2009 with a Salary of $330,000/year.

3.	“Target” Bonus of 35% of Salary with a minimum first year guarantee of $50,000.

4.	2009 Shadow Equity Bonus (SEB) awards of $200,000 and $100,000 under terms provided under separate cover.

5.

On Ms. Klinger’s first year anniversary, as long as she remains in good standing, the company will offer her the ability to purchase 1% of the company at a price determined by a valuation methodology that is no less favorable than the Possible Principal Terms provided under separate cover.

6.	TFM will pay for all reasonable and customary relocation costs either directly or via documented reimbursement to Ms. Klinger, up to $100,000.

7.

Signing Bonus of $100,000 to be paid within 30 days of Ms. Klinger’s start date. If Ms. Klinger leaves voluntarily or is terminated for cause within one year, she must repay the entire amount of the bonus. If she leaves voluntarily or is terminated for cause between her first and second year of employment, she must repay the applicable prorata portion remaining (i.e., $100,000 X (730 days - days worked)/730 days).

8.

Benefit/401(k) information has been sent to Ms. Klinger’s personal email. Our 401(k) plan requires a 12 month waiting period until eligible. Ms. Klinger will be entitled to participate in our Exec-u-Care program.

9.	Ms. Klinger will be entitled to a company car not to exceed a $65,000 all-in cost to the company.

10.	TFM will pay for weekly travel from Dallas to Greensboro from March 23 – June 12 and provide short-term housing.

11.	Ms. Klinger will be entitled to seventeen vacation days/year.

12.	TFM will pay for up to two family trips to Greensboro.